SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this "Second Amendment") is made effective as of June 11, 2008, by and between VON KARMAN MICHELSON CORPORATION, a Delaware corporation ("Landlord"), and CALIFORNIA FIRST NATIONAL BANCORP, a California corporation ("Tenant"), with reference to the following:

A.       World Trade Center Building, Inc., a Japanese corporation and Landlord's predecessor-in-interest under the Lease, as herein defined ("Original Landlord"), and Tenant entered into that certain Office Building Lease dated as of January 30, 2003 (the "Original Lease"), as amended by that certain Amendment to Lease dated as of December 17, 2004 (the "First Amendment"), by and between Landlord and Tenant (the Original Lease, as amended by the First Amendment, is hereinafter referred to as the "Lease"), for the lease of certain premises (the "Existing Premises") known collectively as Suites 400 ("Suite 400"), 420, 700 and 800 consisting in the aggregate of approximately 48,568 rentable square feet in that certain building (the "Building") located at 18201 Von Karman Avenue, Irvine, California 92612, as more particularly described in the Lease.

B.        Landlord and Tenant desire by this Second Amendment to amend the Lease in order to (i) extend the Term, (ii) provide for a revised Monthly Base Rent, (iii) reduce the Existing Premises by approximately 5,197 rentable square feet consisting of Suite 400 (for such purposes, the "Surrendered Space"), and (iv) further amend, modify and supplement the Lease as set forth herein.

NOW, THEREFORE, in consideration of the foregoing Recitals (which are incorporated herein by this reference), for the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.         Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease. Unless the context clearly indicates otherwise, all references to the "Lease" in the Lease and in this Second Amendment shall hereinafter be deemed to refer to the Lease, as amended hereby.

2.         Extension of Term. Landlord and Tenant acknowledge that the Term is scheduled to expire on August 31, 2008. Notwithstanding anything to the contrary contained in the Lease, in accordance with Section 40 of the Original Lease, Landlord and Tenant agree that the Term is hereby extended for a period of sixty (60) complete calendar months (the "Extension Term") commencing on September 1, 2008 (the "Extension Term Commencement Date") and ending on August 31, 2013, unless sooner terminated in accordance with the terms of the Lease. In addition, any reference in the Lease to the "Term" or words of similar import shall mean the Term together with the Extension Term, unless the context clearly indicates otherwise, and any reference in the Lease to the "Expiration Date" or words of similar import shall mean August 31, 2013, unless the context clearly indicates otherwise.

3.         Reduction of Existing Premises. Notwithstanding anything to the contrary contained in the Lease, Tenant shall, on the day immediately prior to the Extension Term Commencement Date (the "Return Date"), vacate, surrender and return exclusive possession of the Surrendered Space to Landlord in the condition required under, and otherwise in accordance with the terms and conditions of, the Lease, and Tenant and all of Tenant's subtenants, assignees and other transferees, if any, shall have no further right to the Surrendered Space. Without limitation as to the foregoing, Tenant shall continue to lease the remaining 43,371 rentable square feet of the Existing Premises known as Suites 420, 700 and 800 (the "Reduced Premises"), upon and subject to all of the terms and conditions of the Lease (Landlord and Tenant hereby acknowledge and agree that such stated amount of the rentable square footage of the Reduced Premises is not a representation or warranty of the exact number of rentable square feet therein but rather is only a reasonable approximation and that the rent is not subject to revision whether or not the actual square footage is more or less than such approximation). Accordingly, effective on the Extension Term Commencement Date, (a) all references to the "Premises" in the Lease shall mean and refer to the Reduced Premises, and (b) "Tenant's Percentage" shall mean and refer to 19.7430% (subject to increase or decrease in the event Landlord, in accordance with sound property management practices, determines that the rentable square footage of the Building is more or less than the rentable square footage of the Building as stated in the Lease). As soon as reasonably practicable after the Return Date, Landlord shall, at its sole cost and expense and using Building-standard materials and methods, separate Suite 420 from the Surrendered Space by removing the glass doors in the common wall between such suites and filling in the opening in the common wall created by such removal (the "Demising Work"). Tenant hereby acknowledges that Landlord will be performing the Demising Work during the Term (as extended by the Extension Term), and Tenant shall not be entitled to any abatement or reduction of Rent in connection with the Demising Work or to any change in the Extension Term Commencement Date, nor shall the Demising Work be deemed an eviction, actual or constructive, of Tenant. Tenant shall at all times cooperate reasonably and in good faith in connection with Landlord's prosecution of the Demising Work, including, without limitation, by granting Landlord access to any portion of the Premises and by promptly responding to matters arising in connection with the Demising Work. Without limitation as to the foregoing, Landlord shall exercise commercially reasonable efforts to minimize interference with Tenant's business operations during Landlord's prosecution of the Demising Work. In the event Tenant fails to vacate, surrender and return exclusive possession of the Surrendered Space to Landlord in the condition required under, and otherwise in accordance with the terms and conditions of, the Lease on the Return Date, then, in addition to all other rights and remedies Landlord may have pursuant to the Lease and at law and in equity, Tenant shall be deemed a holdover tenant and the terms and conditions of Section 11(b) of the Original Lease shall apply with respect to the Surrendered Space.

4.         Monthly Base Rent for Extension Term. Notwithstanding anything to the contrary contained in the Lease, and in addition to all other amounts due and payable by Tenant in connection with the Lease to be paid in the manner specified therein, including, without limitation, Additional Rent, Tenant shall, commencing on the Extension Term Commencement Date, pay in the manner specified in the Lease, Monthly Base Rent for the Reduced Premises as follows:

Months	Monthly Base Rent Per Rentable Square Feet	Monthly Base Rent
1 - 12	$2.85	$123,607.35
13 - 24	$2.95	$127,944.45
14 - 36	$3.05	$132,281.55
37 - 48	$3.15	$136,618.65
49 - 60	$3.25	$140,955.75

Provided that Tenant has faithfully performed all of the terms and conditions of the Lease, Landlord agrees to abate (a) all Monthly Base Rent and parking charges for the first seven (7) months of the Extension Term, and (b) fifty percent (50%) of Tenant's obligation to pay Monthly Base Rent for months eight (8) through forty-six (46), inclusive, of the Extension Term ("Conditional Rent"). Notwithstanding the foregoing, however, during such months, Tenant shall still be responsible for the payment of Additional Rent. The right to the abatement set forth above shall be personal to California First National Bancorp, a California corporation ("Named Tenant") and shall not be transferable to any assignee, sub-tenant or other transferee of Named Tenant's interest in the Lease.

5.         Base Year. Notwithstanding anything to the contrary contained in the Lease, effective on the Extension Term Commencement Date, the "Base Year" (as defined in the Lease) shall mean calendar year 2009.

6.         Parking. The terms and conditions of the Lease applicable to parking shall continue in full force and effect during the Extension Term (including, without limitation, the parking rate of $25.00 per unreserved and reserved parking space per month) except that, notwithstanding anything to the contrary contained in the Lease, Section 7 of the First Amendment shall, effective as of the Extension Term Commencement Date, be deemed null and void and of no further force or effect.

7.         5th Floor Expansion Option. In addition to Tenant's right to additional space on the sixth (6th) floor of the Building under Section 41 of the Original Lease, Tenant's shall have the right to lease all or any portion of that certain space (the "5th Floor Space") consisting of approximately 7,000 rentable square feet constituting Suites 520 and 550 currently available for lease on the fifth (5th) floor of the Building (such right, for purposes of this Section 7, shall be referred to as the "5th Floor Space Expansion Right"), subject to the terms and provisions of the Lease, including, without limitation, Section 42 of the Original Lease (which is hereby made applicable to the 5th Floor Space Expansion Right); provided, that (a) the 5th Floor Space Expansion Right shall be exercisable by Tenant with respect to all or any portion of the 5th Floor Space by written notice to Landlord given at any time on or prior to the close of business on August 29, 2008 ("5th Floor Notice"), (b) the term of the lease by Tenant of all or any portion of the 5th Floor Space that Tenant elects to take pursuant to a 5th Floor Notice shall commence on or before September 1, 2008 and shall terminate in accordance with the terms of the Lease (as amended hereby), (c) the remaining terms of the lease by Tenant of all or any portion of the 5th Floor Space shall be on all of the terms and provisions set forth in the Lease (as amended hereby), but at the Rent rate in effect for the Premises at the commencement of Tenant's lease of the applicable 5th Floor Space, but such 5th Floor Space shall be tendered by Landlord and leased by Tenant in its as-is condition without improvements or improvement allowance, and (d) in the event that such 5th Floor Notice is not delivered by Tenant with respect to all or any portion of the 5th Floor Space on or prior to the close of business on August 29, 2008, the 5th Floor Space Expansion Right shall be cease be of no further force or effect.

8.         Condition of Premises. Tenant acknowledges that (a) it has been occupying and continues to occupy the Premises, (b) it is familiar with the condition of the Premises, (c) it accepts the Existing Premises and the Reduced Premises in their "as-is, where-is and with all faults" condition (except for completion, in a good and workmanlike manner, of the Demising Work provided for under Section 3 above), and (d) Landlord has made no representation or warranty regarding the condition of the Existing Premises and/or the Reduced Premises or the suitability thereof for Tenant's business.

9.         Tenant's Estoppel. Tenant hereby certifies and acknowledges that, as of the date of the mutual execution of this Second Amendment, (a) Landlord is not in default in any respect under the Lease; (b) Tenant does not have any defenses to its obligations under the Lease; (c) there are no offsets against rent; (d) Landlord is not holding any security deposit in connection with the Lease; and (e) Landlord has completed any improvements and paid any allowances required to be constructed or paid by Landlord in accordance with the terms of the Lease. Tenant acknowledges and agrees that: (i) the representations herein set forth constitute a material consideration to Landlord in entering into this Second Amendment; (ii) such representations are being made by Tenant for purposes of inducing Landlord to enter into this Second Amendment; and (iii) Landlord is relying on such representations in entering into this Second Amendment.

10.         Confidentiality. Landlord and Tenant hereby agree to keep the terms of the Lease and this Second Amendment and the negotiation of the Lease and this Second Amendment confidential, and neither party shall disseminate or disclose such information to third parties except (a) to each party's financial, legal and space planning advisors and consultants in connection with the negotiation and documentation of this Second Amendment, and (b) as permitted under Section 38(j) of the Original Lease.

11.         Entire Agreement. This Second Amendment contains the entire agreement and understanding between the parties concerning the subject matter of this Second Amendment and supersedes all prior agreements, terms, understandings, conditions, representations and warranties, whether written or oral, concerning the matters that are the subject of this Second Amendment. Wherever possible, each term of this Second Amendment shall be interpreted in such a manner as to be valid under applicable laws, rules, regulations and court authority, but if, notwithstanding the foregoing, any term of this Second Amendment is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining terms of this Second Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

12.         Brokers. Except with respect to CB Richard Ellis, Inc. and Simmonds Realty Group, Inc., the brokers involved in this Second Amendment, Tenant hereby represents and warrants to Landlord that Tenant has not entered into any agreement or taken any other action that might result in any obligation on the part of Landlord or Tenant to pay any brokerage commission, finder's fee or other compensation with respect to this Second Amendment, and Tenant agrees to protect, defend, indemnify and hold Landlord harmless from and against any and all actions, adjudications, awards, causes of action, claims, costs, damages, demands, expenses (including, without limitation, attorneys' fees and costs and court costs), fees, fines, forfeitures, injuries, judgments, liabilities, liens, losses, obligations, orders, proceedings, penalties, stop notices and suits in any way arising or resulting from or in connection with or related to any breach or inaccuracy of such representation and warranty.

13.         ERISA. Tenant has been informed that a specified pension plan may have an interest in the Development. Tenant hereby represents and warrants that it is not a party in interest to such plan, within the meaning of Section 3(14) of the Employee Retirement Income Security Act of 1974, as amended.

14.         Ratification. Landlord is the successor-in-interest to Original Landlord under the Lease. Landlord and Tenant hereby ratify and confirm their respective rights and obligations under the Lease. Except as specifically herein amended, the Lease is and shall remain in full force and effect according to the terms thereof. In the event of any conflict between the terms of the Lease and the terms of this Second Amendment, the terms of this Second Amendment shall control.

15.         Headings. The headings to sections of this Second Amendment are for convenient reference only and shall not be used in interpreting this Second Amendment.

16.         Counterparts. This Second Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

17.         Contingency. Notwithstanding anything to the contrary contained in the Lease or this Second Amendment, in the event Tenant fails to deliver to Landlord, by 5 p.m. PDT on June 12, 2008, two (2) original duplicates of this Second Amendment duly executed by Tenant, this Second Amendment shall be void and of no force or effect.

[Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have caused their duly authorized representatives to execute this Second Amendment as of the date first above written.

LANDLORD

VON KARMAN MICHELSON CORPORATION
a Delaware Corporation

By:       Paul Vacheron /s/

         Name:   Paul Vacheron

         Title:      Director of Asset Management

Date:     June 11, 2008

TENANT

CALIFORNIA FIRST NATIONAL BANCORP
a California Corporation

By:       Glen T. Tsuma /s/

         Name:   Glen T. Tsuma

         Title:      COO

Date:     June 11, 2008

By:       S. Leslie Jewett /s/

         Name:   S. Leslie Jewett

         Title:      CFO

Date:     June 11, 2008